 Exhibit 10.19

AMENDMENT AND RESTATEMENT AGREEMENT (THE “AMENDMENT” ) TO THE LEASE AGREEMENT (“THE AGREEMENT”) ENTERED INTO BY AND BETWEEN INMOBILIARIA INSURGENTES 42, S.A. DE C.V., REPRESENTED BY MARCOS SACAL COHEN (THE “LESSOR”), AND OPERADORA HOTELERA I421, S.A. DE C.V., REPRESENTED BY MARCOS SACAL COHEN (THE “LESSEE”), IN ACCORDANCE WITH THE FOLLOWING RECITALS, REPRESENTATIONS, AND CLAUSES:

RECITALS

ONE. On October 10, 2018, the Lessor and the Lessee executed a LEASE AGREEMENT for the Lessor to lease the Hotel to the Lessee under the terms and conditions set forth therein (hereinafter “THE AGREEMENT”) regarding the Property located at Insurgentes Sur 421, Colonia Condesa, Alcaldía Cuahtémoc, Mexico City, Mexico, composed of three buildings where a hotel is being developed with a total area of 5,200 square meters (hereinafter called the “PROPERTY”).

TWO. In terms of the Guaranty Trust, the Lessor has the express authorization to execute this Amendment.

THREE. The Parties have negotiated and agreed the following:

REPRESENTATIONS

The Parties represent, through their legal representatives, that:

a)	Under oath, they state that the recitals and representations made in the Agreement continue in force and are valid for all legal purposes.

b)	The definitions set forth in the Agreement will have the same meaning used in said instrument for the purposes of this Amendment, except as otherwise expressly provided herein.

c)	The representations made in the Agreement are true and correct as of the date of this Amendment, therefore they are hereby inserted by reference.

d)	The parties desire to execute this Amendment.

The Parties agree on the following:

CLAUSES

ONE. The Parties agree to amend and restate the Agreement entirely, in accordance with Exhibit 1 attached hereto.

TWO. The Parties agree and acknowledge that this Amendment is not a novation or instrument or legal act terminating the Agreement, and the rights and obligations of the Parties contained in said Agreement continue in full force.

THREE. The Parties hereby acknowledge, accept, and agree that the collection rights arising from and relating to the Agreement will be assigned to the Guaranty Trust (as such term is defined in the restated text of the Lease agreement), by certain assignment agreement to be executed between the parties, and registered in the Sole Registry of Security Interests (RUG).

1

This Amendment will become effective as of its execution date.

FOUR. The Parties agree that for the interpretation and enforcement of this Amendment, the laws of Mexico will apply, and they expressly and irrevocably submit to the exclusive jurisdiction of the competent courts of Mexico City, Mexico, in case of any conflict arising from the interpretation or enforcement of this Amendment, expressly and irrevocably waiving any other jurisdiction to which they may be entitled to due to their current or future address, or for any other reason.

The content and legal scope of this Amendment was read and understood, and there is no willful misconduct, error, injury, violence, bad faith, or any other vice of consent.

IN WITNESS WHEREOF, the Parties, fully aware of the terms and conditions of this Amendment, execute it by themselves or through their legal representatives in Mexico City, on May 11, 2022.

The Lessor

INMOBILIARIA INSURGENTES 421, S.A. DE C.V.

By: /s/ Marco Sacal Cohen

Name: Marco Sacal Cohen

Title: Attorney-in-Fact

The Lessee

OPERADORA HOTELERA I421, S.A. DE C.V.

By: /s/ Marco Sacal Cohen

Name: Marco Sacal Cohen

Title: Attorney-in-Fact

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Exhibit 1

Restated Agreement

LEASE AGREEMENT (THE “AGREEMENT”) DATED MAY 11, 2022, ENTERED INTO BY AND BETWEEN INMOBILIARIA INSURGENTES 421, S.A. DE C.V., REPRESENTED BY MARCOS SACAL COHEN (THE “LESSOR”), AND OPERADORA HOTELERA I421, S.A. DE C.V., REPRESENTED BY MARCOS SACAL COHEN (THE “LESSEE”, AND TOGETHER WITH THE LESSOR, THE “PARTIES”), IN ACCORDANCE WITH THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES:

RECITALS

1.-       Loan Agreement. On October 3, 2018, the Lessor, as debtor, Operadora Hotelera I421, S.A. de C.V., as joint obligor, Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo, as lender, entered into a certain loan agreement for up to the amount of USD$49'753,000.00 (forty-nine million seven hundred fifty-three thousand dollars 00/100 legal tender in the United States of America) (as amended, restated, supplemented, including by means of the amendments dated June 19, 2020, June 25, 2021 and May 11, 2022, the “Loan Agreement”).

2.-     Guaranty Trust Agreement. On October 3, 2018, (i) Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo (“Bancomext”), as primary beneficiary; (iii) the Lessor and its shareholders, as settlors and secondary beneficiaries, among others; and (iv) CIBanco, S.A., Institución de Banca Múltiple, as Trustee; entered into a Guaranty, Management and/or Source of Payment Trust Agreement identified under No. CIB/3109 (the “Original Guaranty Trust”), by which the Lessor, transferred to the Guaranty Trust property the real estate known as “Conjunto Aristos”, which comprises the group of buildings located at Avenida Insurgentes Sur No. 421, Colonia Hipódromo, Condesa, Cuauhtémoc, C.P. 06100, Mexico City, which has a total area of 5,202 m2 (five thousand two hundred and two square meters) (the “Property”). A copy of the Guaranty Trust is attached to this Agreement as Exhibit 1.

3.- Amendment to the Guaranty Trust. On May 11, 2022, (i) Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo (“Bancomext”), as primary beneficiary; (iii) the Lessor and its shareholders, as settlors and secondary beneficiaries, among others; and (iv) CIBanco, S.A., Institución de Banca Múltiple, as Trustee; entered into an amendment to the Original Guaranty Trust, in order to, among other matters, include the Lessee as a party thereto and allow the termination of the operation agreement entered into and the execution of the Operation Agreement (the “Amendment” and together with the Original Guaranty Trust, the “Guaranty Trust”).

Likewise, under the terms of the Guaranty Trust, the Lessor is expressly authorized to enter into this Agreement.

3.-Buildings. On the Property there is a building with the characteristics, distribution and form that appear in the drawing attached hereto as Exhibit 2, which has the specifications to be used as a Hotel (as such term is defined below).

3.-Constitution of Condominium Regime. By means of public instrument No. 213,536 dated September 10, 2018, granted by Cecilio González Márquez, Notary Public No. 151 of Mexico City (formerly Federal District), which first transcript is registered in the Public Registry of Property and Commerce of Mexico City, under folio 601885/2018, a condominium property regime (magno) was constituted over the Property, by unilateral declaration of will, commercially denominated as “Insurgentes 421” (the “Condominium”). The Condominium in turn is composed of two exclusive property units (Sub-condominiums), identified as “Condominium A” and “Condominium B”, of which “Condominium A” was constituted as an independent sub-condominium. Likewise, the constitution of the Condominium resulted in the existence of the private unit identified as Condominium A (the “Hotel”).

REPRESENTATIONS

I.             The Lessor represents, through its attorney-in-fact, that:

(a)       It is a variable capital corporation duly incorporated and validly existing under the laws of Mexico, as evidenced by public instrument No. 2,810 dated May 22, 2006, granted by José Luis Reyes Vázquez, Notary Public No. 31 of Nuevo Vallarta, Nayarit, which first transcript was registered in the Public Registry of Commerce of Mexico City under commercial folio No. 348,053 on May 26, 2006.

(b)       Its attorney-in-fact has the requisite powers and authority to enter into this Agreement, as evidenced by public instrument number 15,883 dated September 12, 2016, granted by José Luis Reyes Vázquez, notary public number 31 in Nuevo Vallarta, Bahía de Banderas, Nayarit, which is in the process of registration; and such powers and authority have not been revoked, modified, or limited in any manner.

(c)        Pursuant to the provisions of clause 2.7 (d) of the Guaranty Trust, it is authorized to enter into this Agreement as Lessor. Likewise, it acknowledges that the trustee of the Guaranty Trust is the sole and lawful owner of the Property, and that the Hotel is built thereon as a [private unit of the Condominium].

(d)        Except for the transfer of the Property to the Guaranty Trust, the Hotel is free of any liens or encumbrances.

(e)       The purposes of the Guaranty Trust allow it to enter into this Agreement on the Hotel, assuming all obligations and acquiring all rights as Lessor arising therefrom.

(f)        It is its will to lease the Hotel to the Lessee on the terms and conditions set forth in this Lease.

II.            The Lessee represents, through its attorney-in-fact, that:

(a)       It is a variable capital corporation duly incorporated and validly existing under the laws of Mexico.

(b)       Its attorney-in-fact has the requisite powers and authority to enter into this Agreement; and such powers and authority have not been revoked, modified or limited in any way.

(c)        It is its will to enter into this Agreement with the Lessor, in order to lease the Hotel, subject to the terms and conditions set forth in this Agreement. Likewise, the resources that it will use derived from the fulfillment of its obligations under this Agreement are of lawful origin.

(d)        It knows the Hotel and the Property, as well as the condition of each of them as of this date.

(e)        To the best of its knowledge, any use, storage, treatment or transportation of Hazardous Substances that has occurred at the Hotel prior to the date of this Agreement has been in compliance with all applicable Environmental Laws. Moreover, it is not aware of any releases, leaks, discharges, spills, disposal or emission of Hazardous Substances that have occurred at the Hotel, and that the Hotel is free of Hazardous Substances as of the date of this Agreement.

III.          The Parties represent, through their attorneys-in-fact, that:

(a)       They have all necessary authorizations, including corporate and third-party authorizations, to enter into this Agreement and to perform their obligations hereunder.

(b)        The execution of this Agreement constitutes a legal, valid and enforceable obligation against them; therefore, the execution of this Agreement and the performance of the acts provided herein: (i) do not violate the provisions of any legal provision, rights of third parties, or the provisions of any judicial or administrative resolution, award, judgment, permit or decree; (ii) do not constitute a breach of any obligations assumed prior to the execution date of this Agreement, or of any guarantees granted in any legal act to which they are a party or by which they are bound; and (iii) does not cause any obligations assumed by the Parties to become due and payable in advance, in such a way that such payment could have an adverse effect on the terms of this Agreement.

(c)        In the execution of this Agreement there has been no error, fraud, violence, coercion, or bad faith by any of the Parties, and therefore this document contains the manifestation of their free and spontaneous will and does not suffer, therefore, from any vice of consent of the Parties.

(d)       They acknowledge that the Lessee, with the prior approval of the Lessor, entered into the Operation Agreement (as such term is defined below) on the Hotel for the Operator to manage and operate the Hotel (as such term is defined below).

NOW THEREFORE, based on the foregoing Recitals and Representations, the parties hereto grant the following:

CLAUSES

FIRST. Definitions.

1.1.        The following capitalized terms shall have the respective meanings indicated below:

“Handover Certificate” Means the document by which the Lessor shall handover the derivative and physical possession of the Hotel to the Lessee on the Lease Start Date in the conditions stated in the corresponding Handover Certificate, as stated in Clause 2.3 of this Agreement.

“Affiliate” of any Person means any other Person that directly or indirectly, controls or is controlled by, or is under common control with, the first Person. For the purposes of this definition, “control” (including “controlled by” or “under common control with”) when used with respect to any Person, means the direct or indirect possession of the power to direct or cause the management and policies of such Person, whether through equity ownership, by agreement or otherwise.

“Lease Year” means each period of 12 (twelve) full calendar months from January 1 through December 31 of the applicable year. Regarding (i) the first lease year of this Agreement, the same shall be counted as of the Lease Start Date and until December 31, 2022; and (ii) the last lease year of this Agreement, the same shall be counted from January 1 of the relevant year and until the termination date of this Lease.

“Common Areas” means the pedestrian accesses, stairways, elevators, entrances, plazas, walkways, driveways, lobbies, restrooms, hallways, sidewalks, gardens, and other similar or related facilities as now or hereafter existing in the Hotels, and which are available to all occupants thereof, as well as their employees, customers, guests and the general public.

“Lessor” has the meaning set forth in the Preamble of this Agreement.

“Lease” means the lease of the Hotel on the terms provided in this Agreement.

“Lessee” has the meaning set forth in the Preamble of this Agreement.

“Governmental Authority” means any branch of power (whether administrative, legislative or judicial) of any state, nation or government, or any other political or administrative subdivision or agency thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or relating to the government.”

“Bancomext” means Banco Nacional de Comercio Exterior, S.N.C., Institución de Banca de Desarrollo.

“Events of Default” has the meaning set forth in Clause 10.1 of this Agreement.

“Agreement” means this Hotel lease agreement entered into by and between the Lessor and the Lessee, as amended or supplemented from time to time.

“Operation Agreement” means the hotel services agreement dated December 31, 2022, entered into by and between the Lessee and the Operator with respect to the Hotel.

“Business Day” means any day other than Saturday, Sunday or any other day on which credit institutions are closed for business in Mexico.

“Dollars” or “USD” means the legal tender in the United States of America.

“Lease Start Date” means the execution date of this Agreement.

“Guaranty Trust” has the meaning set forth in Recital 2 of this Agreement.

“Rooms” means all guest rooms, suites and other accommodations offered to guests for lodging at the Hotel.

“Hotel” means the unit identified as Building B corresponding to 232 rooms and everything inside it, including without limitation the Rooms, facilities, the furniture, equipment, fixtures, finishes and other accessories forming part of or located therein, as well as the vehicles used in the operation thereof, vessels, sports and recreational equipment, if any, computer systems (including hardware and software), buildings and works, restaurant(s) areas, bar(s), conference and meeting rooms, parking areas, swimming pools, concessioned surfaces, spas, sports courts, staff facilities and all other facilities or improvements, among others.

“Gross Revenues” means all revenues of the Lessee, except for those derived from the following items: (i) insurance indemnities, to the extent such revenues are intended to compensate the damage for which they were contracted; (ii) revenues from indemnities and/or penalties for early termination, other than those derived from indemnities and/or penalties for early termination of the Operation Agreement; (iii) foreign exchange gain and loss; and (iv) revenues derived from tax refunds.

“Taxes” means any taxes, duties, charges, or assessments, including without limitation property tax; liens, including assessments for public improvements or benefits, sewer or other related taxes and charges and any other governmental charges, in any case, whether general or special, ordinary or extraordinary or of any nature, relating to the Hotel and which at any time during or in respect of the Lease Term are levied or imposed thereon.

“Property” has the meaning set forth in Recital 2 of this Agreement.

“VAT” means Value Added Tax.

“Environmental Laws” means any and all laws, statutes, regulations, rules, official standards, policies, orders, decrees, judgments in Mexico, whether federal, state, municipal or local, as amended from time to time, now or hereafter applicable, or enacted, relating to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance.

“Mexico” means the United Mexican States.

“Interruption Notice” has the meaning set forth in Clause 19.1 of this Agreement.

“Operator” means Hyatt of Mexico, S.A. de C.V., or any other Person entering into an Operation Agreement with the Lessor with respect to the Hotel.

“Grace Period” has the meaning set forth in Clause 10.2 of this Agreement.

“Person” means any individual or legal entity, joint venture, trust, organization, government entity, agency or political division or any type of entity.

“Lessor Indemnified Parties” has the meaning set forth in Clause 8.2 of this Lease.

“Pesos” means the legal tender in Mexico.

“Operator Change Term” has the meaning set forth in Clause 15.1 of this Agreement.

“Reconstruction Term” has the meaning set forth in Clause 19.1 of this Agreement.

“Lease Term” will begin as of the execution date of the Handover Certificate.

“Base Rent” has the meaning set forth in Clause 3.1 of this Agreement.

“Variable Rent” has the meaning set forth in Clause 3.2 of this Agreement.

“Rents” means, individually or jointly, the Base Rent and the Variable Rent as applicable.

“Business Interruption Insurance” Means an insurance policy covering lost profits in the event of a business interruption.

“Hazardous Substance” means any substance, material or waste regulated or listed in the Environmental Laws as a hazardous substance.

“Permitted Use” means the use to operate, through the Operator, the Hotel in terms of the Operation Agreement (including without limitation, a lodging establishment and provision of related hospitality services, including without limitation, rental of Rooms and other spaces within the Hotel, sale of food, alcoholic and non-alcoholic beverages and similar under applicable brand names).

1.2.       Unless expressly stated otherwise, all references to numbers or letters in Clauses, subparagraphs or sub-clauses refer to Clauses, subparagraphs or sub-clauses of this Agreement, and all references to Exhibits refer to Exhibits attached and incorporated by reference into this Agreement.

The words “herein,” “hereof,” “hereunder,” “below” and words of similar meaning refer to this Agreement as a whole and not to any specific Clause, section or subsection of the Agreement. The words “include”, and “including” shall be deemed to be followed by the words “without limitation” unless otherwise stated. In addition, references to any Person shall include the permitted successors and assigns of such Person (and in the case of any governmental authority, any person taking over the duties, powers, and authority of such governmental authority).

SECOND: Purpose and Term.

2.1.       Purpose. The Lessor hereby grants the Hotel in lease to the Lessee, and the Lessee hereby agrees to lease it under the terms and conditions set forth in this Agreement. The Lessee agrees to use the leased Hotel only for its Permitted Use under the terms of the Operation Agreement.

2.2.       Term. The term of this Lease is 20 (twenty) mandatory years for the Parties, starting on the execution date of this Lease (the “Lease Term”).

2.3.       Handover Certificate. The Lessor shall deliver the derived and physical possession of the Hotel to the Lessee on the Lease Start Date and in the conditions set forth in the corresponding Handover Certificate.

2.4.       Renewal. Provided that the Lessee is in compliance with each and every one of its obligations under this Agreement, the Parties may agree on the terms and conditions to enter into a new lease agreement for the Hotel in accordance with the following:

If the Lease Term ends in accordance with Clause 2.2 above, the Parties may negotiate the new terms, conditions, and Rent structure under which they will enter into the new lease agreement for the Hotel.

If the Parties reach an agreement 30 (thirty) days prior to the end of the original term, the new lease agreement shall be executed on terms substantially similar than those of this Agreement, provided that it does not exceed the maximum term set forth in applicable law.

If, at the end of the term indicated in the preceding paragraph, the Parties have not reached an agreement to enter into a new lease agreement, the Parties shall be free to negotiate the terms, conditions, and structure of Rents under which they may enter into a new lease agreement without being subject to terms or conditions similar to those of this Agreement.

THIRD. Rent.

As of the Lease Start Date, and during the Lease Term, the Lessee agrees to pay to the Lessor as rent for the Hotel the Rents plus the corresponding VAT, in accordance with the following:

3.1.       Base Rent. The total base rent pursuant to this Lease shall be $50,000 (fifty thousand Dollars 00/100) (the “Base Rent”) per month. The Lessee agrees to pay the Base Rent to the Lessor within the first fifteen (15) days of each month during the Lease Term of this Lease.

3.2.       Variable Rent. The variable rent shall be the equivalent of the amount resulting from applying the percentage of 95% (ninety-five percent) to the Gross Revenues of the Lessee generated in the relevant Lease Year, in the currency corresponding to such Gross Revenues (the “Variable Rent”). The Variable Rent shall be payable within the first three months following the end of each relevant fiscal year.

3.3.       Priority in the payment of Rent. The payments made by the Lessee in favor of the Lessor shall be applied in the following order:

(a)	To pay any outstanding balance of the Variable Rent for the immediately preceding Lease Year;

(b)	To pay the corresponding Base Rent, until it is paid in full; and

(c)	To pay Variable Rent.

A numerical example merely illustrative for the Parties on the calculation and payment of Rents is attached hereto as Exhibit 3.

In accordance with applicable law, the Lessee may pay Rent in Pesos, in which case it shall use the exchange rate determined by the Mexican Central Bank and published in the Federal Official Gazette for such purpose on the Business Day prior to the effective date of the payment of Rent.

3.4.       Place of Payment of Rent. The payment of Rent and/or any amount payable by the Lessee shall be made without prior notice, by bank deposit or wire transfer to the bank account instructed by the Lessor and detailed in Exhibit 4 attached hereto. The Lessor may notify in writing to the Lessee, at least 30 (thirty) days prior to the date on which any applicable Rent payment must be made, a different bank account, which shall apply for the payment of Rent until further notice under the terms of this paragraph.

3.5.       Value Added Tax. The corresponding VAT in accordance with applicable law will be added to the Rent amount.

3.6.       Review of Rent and Increases. The amount and form of payment of Rent shall be reviewed by the Parties every 3 (three) years following the Lease Start Date, in order to evaluate and take into consideration, among other factors, market conditions and inflation. Any change to the amount and form of payment of Rent shall be subject to the prior written consent of the Lessor.

In addition, the amounts and form of payment of Rent may also be modified at any time in the cases set forth in this Agreement, and the Rent structure may be adjusted due to changes in the applicable law, provided that there is prior written consent of the Lessor.

Notwithstanding the provisions of this Clause, the Fixed Rent shall be adjusted on an annual basis in accordance with the applicable increases reflected by the inflationary adjustment of the National Consumer Price Index (NCPI) published by the National Institute of Statistics and Geography (INEGI), or any other index that replaces it. The Fixed Rent will be adjusted every August 31 of each year that this Agreement remains in force.

3.7.       Default Interest. If the Lessee is in default in the payment of Rent as provided in this Clause, the Lessee shall pay the Lessor monthly interest on the unpaid portion of Rent for as long as the default persists, at the interest rate of 20% (twenty percent) per year.

The collection of interest shall not constitute a waiver, excuse, or cure with respect to any default under this Agreement, nor shall it preclude the Lessor from exercising any other rights and remedies available to it under this Agreement or applicable law.

3.8.       Proof of Payment of Rent. The Lessor shall deliver to the Lessee, no later than within 5 (five) calendar days after the date on which Rent is paid, the corresponding tax receipt that complies with all the tax requirements in accordance with the applicable law.

FOURTH. Maintenance and Repairs.

The Lessee, at its own expense or in terms of the Operation Agreement, agrees to maintain and repair the Hotel when necessary, during the Lease Term, with respect to the deteriorations caused by the normal use of the facilities, regularly caused by the persons using the Hotel, in order to keep it in a similar condition to that in which it receives it under lease as evidenced in the Handover Certificate.

FIFTH. Improvements and Renovations.

The Parties hereby agree that any improvements that the Lessee desires to make to the Hotel must be previously approved in writing by the Lessor. The Lessee shall not be required or permitted to remove any of the appurtenances or improvements which are fixed to the Hotel, or which are of a permanent nature, or built by the Lessor. Notwithstanding the foregoing, the Lessor acknowledges and authorizes that any modifications that must be made to the Hotel pursuant to the Operation Agreement shall be made on the terms agreed to under the Operation Agreement without the need for any additional authorization or formality.

Likewise, the Lessee is empowered to authorize changes to the structure of the Hotel or the building where the Hotel is located without additional authorization from the Lessor, provided that the terms and conditions of the Operation Agreement are complied with.

Any works carried out in the Hotel without the prior authorization of the Lessor shall be cause for termination of this Agreement, and the Lessee agrees to pay the Lessor for any damages that this may have caused.

The Lessor and the Lessee hereby agree that all construction to be carried out on the Hotel at the cost and expense of either of them shall be for the sole benefit of the owner of the Hotel.

Upon termination of this Lease, the Lessee shall return possession of the Hotel to the Lessor in the same condition in which it received it under lease as evidenced in the Handover Certificate, with the deterioration due to the normal use thereof.

SIXTH. Guaranty and Peaceful Possession.

The Lessor warrants that it has the right to LEASE the Hotel to the Lessee during the Lease Term, and further warrants to the Lessee the right of continuous and uninterrupted use and enjoyment of the Hotel.

The Lessee shall have the lawful and peaceful possession, use and enjoyment of the Hotel during the Lease Term for its operation under the terms of the Permitted Use, without hindrance, eviction or disturbances by the Lessor, it being at all times the responsibility of the Lessor to remedy any disturbance suffered by the Lessee in the possession, use and enjoyment of the Hotel, or by any Person holding a better title than the Lessor.

SEVENTH. Taxes.

7.1.       Taxes payable by the Lessor. Except for those payable by the Lessee pursuant to Clause 7.2 below, the Lessor shall pay all Taxes incurred during the Lease Term in connection with the Hotel, before any surcharge or penalty is incurred for failure or delay in the payment thereof.

7.2.       Taxes payable by the Lessee. The Lessee shall pay and accept the transfer of Taxes derived from this Agreement, as well as any duties, charges or contributions related to the operation of the Hotel, including, but not limited to, excise taxes, VAT, fees to receive private and public services, including water and electricity, as well as any applicable tax payable by it under the Operation Agreement.

EIGHTH. Insurance and Indemnities.

8.1.       Insurance of the Lessee. The Lessee, at its sole cost, shall obtain and maintain in force during the Lease Term the insurance policies described in the Operation Agreement.

The insurance policies shall be issued by insurance companies authorized to operate in Mexico and shall comply with the terms and conditions set forth in the Operation Agreement; provided that the Trustee of the Guaranty Trust shall be included as preferred beneficiary for the insurance policies acquired. The Lessee shall deposit with the Lessor a certificate with respect to the policies coverage, which shall contain a statement that the policies shall not be cancelled or substantially modified unless the Lessor has been previously notified 30 (thirty) calendar days in advance. Either Party shall have the right to have the coverage required in this Agreement through an umbrella policy, provided that the coverage is not reduced by this circumstance.

8.2.       Indemnity by the Lessee. The Lessee shall protect, defend and hold harmless the Lessor and the Trustee of the Guaranty Trust, their representatives, agents, employees or contractors and any third party (the “Lessor Indemnified Parties”), from and against any and all liabilities, obligations, lawsuits, actions, claims, fines, judgments, damages or liability for: (i) any damage or injury, disease or death of any Person occurring at the Hotels, at any time as of the Lease Start Date howsoever caused so long as it is not the result of negligence or willful misconduct by the Lessor; (ii) arising from or relating in any way to labor claims by employees, consultants, contractors or subcontractors of the Lessee or for claims in connection with the improvements and generally for work performed or materials delivered to the Lessee or any work performed by or on behalf of the Lessee, whether or not the Lessee obtained permission of the Lessor for such works, labor performed or materials delivered; or (iii) arising from the breach or violation of any legal provision for which the Lessee is liable; or (iv) arising from the misuse by the Lessee, its representatives, agents, employees or contractors of the Hotels or its facilities; or (vi) relating to the payment of any taxes, duties, charges or assessments payable by the Lessee, other than Taxes; or (vii) arising from or relating to any breach of any obligation or condition of this Agreement for which the Lessee is liable.

NINTH. Environmental Matters.

9.1.       Compliance with Environmental Laws. The Lessee shall at all times operate and ensure that the Operator operates the Hotel in compliance with all applicable Environmental Laws and shall not permit any Hazardous Substances to be located, stored, disposed of, released or discharged in, on or under the Hotel.

The Lessee shall provide to the Lessor in a timely manner (but in any case within 5 (five) Business Days after discovery thereof), and in any case immediately upon receipt thereof by the Lessee, a copy of any notice with respect to: (i) any violation of any Environmental Law or any applicable law relating to Hazardous Substances located in, on or under the Hotels or any property adjacent thereto; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Hotels; (iii) any claim made or threatened to be made against the Lessee or the Hotels relating to damage, contribution, cost of recovery, compensation, loss, or injury resulting from, or allegedly resulting from, the presence of a Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising from, or in connection with, any Hazardous Substance in, on, under or removed from the Hotels, including any complaints, notices, warnings or violations made in connection therewith.

Moreover, the Lessee agrees to provide to the Lessor copies of all environmental, health and/or safety reports, data, documents, and any other written information that the Lessee acquires or possesses during the Lease Term, within 20 (twenty) calendar days after receipt thereof by the Lessee.

9.2.       Remediation. If the Lessee discovers a violation of any applicable Environmental Law relating to any Hazardous Substance in, on or under the Hotel, or if the Lessee or the Hotel are subject to any order of any federal or local agency to repair, close, detoxify, clean up or otherwise remediate the site, the Lessee shall immediately notify the Lessor, and the Lessor shall in turn be required to notify the Trustee of the Guaranty Trust of such circumstance and, at the sole cost and expense of the Lessee, it shall cure such violation or effect such repair, closure, detoxification, decontamination or remediation, unless such violation is directly attributable to the Lessor, in which case the Lessor shall cure such violation at its own expense and cost. If the responsible Party fails to implement and diligently pursue such remediation, repair, closure, detoxification or cleanup, the other Party shall have the right, but not the obligation, to carry out such action and recover from the responsible Party all expenses and costs incurred in connection with the foregoing.

9.3.       Indemnification by the Lessee. The Lessee shall indemnify, defend, protect, hold harmless, and reimburse the Lessor, the Trustee of the Guaranty Trust, and the Indemnified Parties of the Lessor, as well as other lessees, if applicable, from and against any and all costs, losses (not including, loss of use or economic benefit or diminution in value), liabilities, damages, liens, lawsuits, suits, deficiencies, complaints, claims and expenses, remediation, repairs, cleanup and compensation (collectively, the “Environmental Costs”) (whether or not arising from third party claims and regardless of whether liability is imposed, or sought to be imposed, on the Lessor) incurred during the Lease Term, directly or indirectly, in connection with, arising from, resulting from or incidental to: (i) any action, suit, arbitration, investigation or legal proceeding arising under Environmental Laws; (ii) the presence in, on or under the Hotels, or the discharge or release, into or from the Hotels, of any Hazardous Substances where such presence, discharge or release is caused or created by the use, operation or activities of the Lessee or anyone authorized by the Lessee at the Hotels; or (iii) failure to comply by the Lessee with Environmental Laws, where such compliance is its obligation.

Therefore, the Lessee acknowledges that the Lessor shall not be liable, nor shall it be required to respond, assume, pay, reimburse or remedy any type of environmental costs, in case that such Environmental Costs result from or relate to items (i) through (iii) referred to in the immediately preceding paragraph.

TENTH. Events of Default.

10.1.       Events of Default. Each of the following events shall constitute an event of default under this Agreement (“Event of Default”):

(a)        If the Lessee fails to pay the Rent in accordance with the terms set forth in this Agreement.

(b)       Except as otherwise specifically set forth in this Agreement, failure by the Lessee to comply with the terms, periods, obligations or conditions of this Agreement, including without limitation positive and negative covenants set forth in Clause Eleven below.

(c)        If the Lessee is declared bankrupt or in commercial reorganization or a court of competent jurisdiction issues an order or decree appointing a receiver of the Lessee or all or substantially all of its properties, or approving a request made against the Lessee seeking its reorganization under bankruptcy, receivership or any other applicable law, provided that such order or decree is not dismissed within 60 (sixty) calendar days from the date of its issuance.

(e)       If the Lessee enters into dissolution or liquidation, or starts proceedings for such dissolution or liquidation, or permits, in any manner, the sale or divestiture of all or substantially all of its assets or property.

(f)        Except in the case of refinancing through the Guaranty Trust, the rights of the Lessee with respect to the Hotel and its operation are seized, assigned, disposed of or transferred, or are subject to any seizure or forfeiture proceedings and such rights are not released or acquitted within 90 (ninety) calendar days following the commencement thereof, or 45 (forty-five) calendar days following the receipt by the Lessee of the notice given by the Lessor of such circumstance.

(g)       Any event whereby any Person, who as of the date hereof, directly or indirectly, controls and/or has any other rights giving it effective control over the Lessee, ceases to have such control or any such rights giving it effective control over the Lessee, without the prior written consent of the Lessor.

10.2.       Grace Period. The foregoing, provided that any breach of the obligations, terms or conditions established for the Lessee under this Agreement, which do not have a specific cure period provided herein, shall be subject to the following mechanism: (i) the Lessor shall notify the Lessee in writing of the existence of a default immediately, specifying that the Lessee shall have a period of 30 (thirty) calendar days to cure the Event of Default in question (the “Grace Period”), and (ii) If, despite the diligent efforts of the Lessee, it is impossible for the Lessee to cure the relevant Event of Default during the Grace Period, the Lessor may determine an extension of such Grace Period in its sole discretion, provided that the Lessor has credible evidence of the good faith and diligent efforts of the Lessee to cure the Event of Default during the Grace Period.

Eleventh. Obligations of the Parties.

11.1.       Positive Covenants of the Lessee. In addition to the obligations of the Lessee under this Agreement or Applicable law, as of the Lease Start Date and during the term of this Agreement, the Lessee agrees to:

(a)       Allow the Lessor, upon notice given at least seven (7) calendar days in advance and accompanied by any authorized representative of the Lessee (except in case of emergency), its agents, contractors, and representatives, to enter the Hotel at such times as will not interfere with the operation of the Hotel to inspect it, as well as to comply with any law, order or requirement of any governmental or insurance authority.

(b)       Maintain the insurance coverage required under the terms of Clause Eight of this Agreement.

(c)       Upon termination or early termination of this Agreement, terminate its occupancy and leave and handover to the Lessor the Hotel in the same condition in which it was delivered at the start of this Agreement, except for (i) normal wear and tear from the use of the Hotel, and (ii) loss and damage by fire or other casualty not caused by fault or negligence of the Lessee.

(d)       Maintain any permits, licenses, or authorizations it requires to carry out its activities and occupy the Hotel in terms of this Agreement and the Operation Agreement.

(e)        Notify the Lessor in writing in a timely manner if it is notified of any judicial or administrative proceeding initiated against it, the Operator or related to the Hotel.

(f)       Pay and/or withhold the Taxes payable by the Lessee in terms of this Agreement and the applicable law.

(g)        Comply with its obligations under the terms of the Operation Agreement.

11.2.       Negative Covenants of the Lessee. In addition to the negative covenants of the Lessee arising from this Agreement or the Applicable law, as of the Lease Start Date and during the term of this Lease, the Lessee agrees to refrain from violating or allowing the violation of any requirement provided in the applicable law, or related to the permits, licenses or authorizations required for the operation of the Hotel.

11.3.       Obligations of the Lessor. In addition to the obligations of the Lessor under this Agreement or Applicable law, as of the Lease Start Date and during the term of this Agreement, the Lessor shall:

(a)       Allow the possession, use, enjoyment, and exploitation of the Hotel by the Lessee under the Permitted Use.

(b)        Not interfere with the management and operation of the Hotel, if any, carried out by the Operator under the Operation Agreement entered into with the Lessee.

(c)        Maintain the Hotel in good condition, in accordance with the provisions of the applicable law.

TWELFTH. Permits.

The Parties agree that the permits, licenses, and authorizations for the management and operation of the Hotel shall be obtained and paid directly by the Lessee and/or the Operator, as applicable under the Operation Agreement.

THIRTEENTH. Expropriation; Total and Partial Impediments.

13.1.       Right to Compensation for Expropriation. If, during the term of this Agreement, all or any part of the Hotel is expropriated or temporarily occupied by an authority and in a manner beyond the control of the Lessee, or is subject to limitation of the rights of ownership for the purposes of the State or in the interest of the community, the Lessor, the Lessee and/or the Person who owns the Hotel shall be entitled to demand from the competent authorities the indemnification or compensation to which they are respectively entitled in accordance with the applicable law.

13.2.       Total Impediments. If the entire Hotel has been affected or is subject to limitations of any cause, domain, impediment, compulsory purchase, expropriation or similar proceedings by competent authority, or a portion thereof has been taken or is subject to any such impediment, in such a way that it would be imprudent or unreasonable to continue to use the remaining portion of the Hotel in the same manner as it was immediately before the impediment existed, then, notwithstanding the provisions of this Agreement, either Party may terminate this Agreement upon the occurrence of the total impediment referred to in this Clause.

13.3.       Partial Impediments. If only a portion of the Hotel has been taken or subjected to the impediment described in the preceding paragraph, and the taking or impediment of such portion does not cause it to be reasonable or imprudent to operate the Hotel as a hotel of the same type and category as it was prior to the case of impediment, the Lessor may or may not elect to repair any damage to the Hotel or to change or modify the Hotel or any part thereof so that the Hotel constitutes a complete and satisfactory architectural unit as a hotel of the same type and category as it was prior to the case of impediment, as well as the necessary adjustment (temporary and/or permanent) to the structure of the Rent. In this case, the Parties may negotiate the execution of an amendment to this Agreement in order to reflect the new terms and conditions of the lease of the Hotel.

FOURTEENTH. Force Majeure.

14.1.       Force Majeure. In the event of an Act of God or Force Majeure, the provisions of Articles 2431, 2483 and other related provisions of the Civil Code for the Federal District (now Mexico City) shall apply.

14.2.       Lack of Liability for Acts of God or Force Majeure. Notwithstanding the foregoing, the Parties agree that they shall not be liable for the performance of their obligations under this Agreement, in the event of an Act of God or Force Majeure during the duration thereof. Once the event or events of an Act of God or Force Majeure cease or disappear, the Parties shall comply with the obligation that has been suspended or postponed in its fulfillment.

14.3.       Extraordinary Adjustment to the Rent Structure. While an Act of God or Force Majeure event or its effects prevent the use of the Hotel or make it unsuitable to be operated as such, the necessary adjustment to the Rent structure of this Lease shall be applied, as applicable, and always in accordance with the instructions issued in writing by the Lessor for such purposes.

FIFTEENTH. Early Termination.

Notwithstanding the provisions of this Agreement, this Agreement may be early terminated for any of the causes set forth in Article 2483 of the Civil Code for the Federal District (now Mexico City).

15.1.       Early Termination for Absence of Operator. If for any reason the Operation Agreement is terminated during the Lease Term, the Lessee, with the prior approval of the Lessor, shall appoint a new Person to act as Operator and shall enter into a new Operation Agreement for the Hotel with such Person, provided that (i) the Hotel shall be operated by the new Person within a maximum period of 3 (three) months after the previous Operator has ceased to operate the Hotel for any reason and/or the Operation Agreement has been terminated (the “Operator Change Term”), and (ii) during such Operator Change Term, the Lessor, with the approval of the trustee of the Guaranty Trust, may partially or totally waive the payment of the Rent and/or authorize a new Rent structure.

If the Lessee, at the end of the Operator Change Term, has not entered into a new Operation Agreement and/or the new Operator has not commenced the operation of the Hotel, subject to the applicable cure periods under this Agreement, the Lessor may exercise its right to early terminate this Agreement, notified 30 (thirty) calendar days prior to the end of the term indicated in the immediately preceding paragraph.

15.2.       Early Termination for Execution by Bancomext. If a trust execution proceeding is initiated under the Guaranty Trust, this Agreement may be terminated by notice from the trustee of such trust.

SIXTEENTH. Termination.

16.1.       Termination by the Lessor. This Agreement may be terminated by the Lessor, in addition to the causes set forth in the applicable law, including without limitation Article 2483 of the Civil Code for the Federal District (now Mexico City), for any of the following causes:

(a) If an Event of Default occurs in accordance with Clause 10.1 above, and such default is not cured during the respective period of time, if applicable.

(b)If the Lessee uses the Hotel for a purpose other than the Permitted Use under the Operation Agreement.

(c) If the Lessee assigns or transfers by any means the use of the Hotel, in favor of any third party, without the prior written consent of the Lessor.

(d) Due to the termination of the Operation Agreement attributable to the Lessee.

(e) For other causes for termination resulting from the applicable law.

SEVENTEENTH. Preemptive Rights.

17.1.       Waiver of Preemptive Rights. The Lessee hereby expressly and irrevocably waives the preemptive rights and benefits conferred by the Civil Code for the Federal District (now Mexico City) to, among others, acquire ownership of the Hotel in the event that the Lessor, for any reason, by itself or by the Person who owns the Hotel, decides to sell it.

EIGHTEENTH. Operation; Sublease; Assignment.

18.1.       Operation. The Lessor hereby authorizes and empowers the Lessee to use the Hotel under the terms of the Operation Agreement with the Operator in order to manage and operate the Hotel and for such agreement to become effective. In turn, the Lessor acknowledges the terms agreed by the Lessee and agrees to respect such terms and not to perform acts that prevent the fulfillment of its obligations under the Operation Agreement. The Lessee agrees to obtain the necessary authorization from the Operator to comply with the requirements, terms and conditions of the refinancing, including the Guaranty Trust and other documents related thereto.

18.2.       Sublease. The Lessee shall be entitled to enter, by itself or through the Operator, into sublease agreements with third parties with respect to the premises or commercial spaces located in the Hotel, as well as to rent the Rooms or other spaces within the Hotel, provided that such agreements are part of and subject to the terms and conditions of the Operation Agreement.

18.3.       Assignment. The Lessee may not assign part or all its Rights and obligations under this Agreement without the express prior written consent of the Lessor.

The Lessor, with the prior authorization of the trustee of the Guaranty Trust, may assign part or all its rights and obligations under this Agreement.

The Lessor may assign to the trustee of the Guaranty Trust any collection rights arising from this Agreement and transfers arising from the granting of guarantees and financing, at any time, as well as instruct the Lessee that any payments to be made under this Agreement be made directly to said trustee of the Guaranty Trust, by means of a simple written notice delivered 10 (ten) Business Days in advance. The Parties agree that all amounts paid to such trustee of the Guaranty Trust in terms of the aforementioned notice shall be deemed to have been duly paid to the Lessor for all legal purposes.

If the Lessor has contributed or assigned its rights under this Agreement to the trustee of the Guaranty Trust, the Lessor may assign its beneficiary rights to an acquirer or assignee on the basis and rules set forth in this Clause.

NINETEENTH. Destruction of the Hotels; Damages.

19.1.       Mechanism in case of Destruction or Damage to the Hotel. The Parties expressly agree that if the Hotel is damaged or destroyed in such a way as to prevent or interrupt the operation of the Hotel, the Lessee shall notify the Lessor in a timely manner, but no later than 3 (three) days after the interruption of the operation of the Hotel (the “Interruption Notice”). Upon delivery of the Interruption Notice, the payment of Rent shall be suspended for a maximum period of 30 (thirty) calendar days and the Lessee shall manage and initiate the claim for Business Interruption Insurance or any other policy applicable under this Agreement and the Operation Agreement. Likewise, during such period of suspension of Rent, the Lessor shall notify the Lessee of its decision to either: (i) not carry out the reconstruction of the Hotel and early terminate this Agreement, without any liability; or (ii) carry out the reconstruction of the Hotel, and such notice of reconstruction shall state the term to carry out the reconstruction, repairs and improvements required for the Hotel to be in a position to be managed and operated (the “Reconstruction Period”), which shall be determined by the Lessor.

Upon the expiration of the Reconstruction Period, and if the Hotel is effectively rebuilt: (i) the Lessee shall use the proceeds from the Business Interruption Insurance or any other policy applicable under this Agreement and the Operation Agreement for the payment of the Rent accrued during the period in which the operations of the Hotel are interrupted, and if the insurance coverage is insufficient, or for any other reason the Rent accrued during the period of suspension of operations of the Hotel is not paid, the Lessor shall resolve accordingly; and/or (ii) the Lessor shall carry out a review of the structure, amount and form of payment of the Rent that will be applicable during the stabilization period, in the understanding that such period shall be determined by the Lessor; and/or (ii) if the Hotel does not continue to operate in accordance with the specifications and requirements for other hotels operated under the same brands, the Lessor shall have the right to terminate this Lease pursuant to the Fourteenth Clause of this Agreement.

If the Hotel fails to be rebuilt, the Lessor may elect to either: (i) terminate this Lease in accordance with the Fourteenth Clause of this Agreement; or (ii) grant an extension to the Reconstruction Period, in which case, at the end of the extended Reconstruction Period, the provisions of subsection (i) of the immediately preceding paragraph shall apply if the Hotel is actually rebuilt, it being understood that the Lessor shall make an extraordinary adjustment to the Rent structure set forth in this Agreement to adjust it to the conditions and projection of stabilization of the Hotel; or the provisions of paragraph (ii) of the immediately preceding paragraph shall apply if the Hotel is not rebuilt.

TWENTY SEVENTH. Notices and Addresses.

All notices and other communications in connection with this Agreement shall be in writing or as otherwise provided in this Agreement, and shall be delivered or sent to the addresses set forth below or to such other address as the receiving party may from time to time designate by written notice addressed to the other Party. All such notices and communications shall be delivered personally or by courier addressed as set forth below, and shall be deemed received, if sent by courier, when received or, if delivered personally or transmitted by e-mail with the respective notice in pdf format attached, when confirmation of receipt is received.

The Parties indicate as their addresses for notification purposes, the following:

The Lessor

Paseo de las Palmas Av. No. 1270,

Colonia Lomas de Chapultepec V Secc,

Miguel Hidalgo, C.P. 11000,

Mexico City, Mexico

Attention: Marcos Sacal Cohen and/or Laura Isabel Catillo Solís

Email:marcos@murano.com.mx

The Lessee

Paseo de las Palmas Av. No. 1270,

Colonia Lomas de Chapultepec V Secc,

Miguel Hidalgo, C.P. 11000,

Mexico City, Mexico

Attention: Marcos Sacal Cohen and/or Laura Isabel Catillo Solís

Email:marcos@murano.com.mx

TWENTY-FIRST. Amendments.

This Agreement and its Exhibits may only be amended by written agreement between the Parties.

TWENTY-SECOND. Headings.

The headings used at the beginning of each of the Clauses, titles, sections and paragraphs have been incorporated for the sole purpose of facilitating their reading and, therefore, constitute only a reference to them and shall not affect their content or interpretation. For purposes of interpretation of each Clause, only its content shall be taken into account and in no way its heading. Likewise, when reference is made to an Exhibit, the same shall be deemed to be reproduced as if it were inserted verbatim.

TWENTY-THIRD. Non-enforceability.

If any provision of this Agreement is held to be invalid, unenforceable, or void, in whole or in part, the remainder of this Agreement shall retain its value, enforceability and legal force.

TWENTY-FOURTH. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be a single agreement and shall be binding when one or more counterparts have been signed by the Parties hereto and delivered to each of the other Parties hereto.

TWENTY-FIFTH. Exhibits.

The documents attached hereto as Exhibits shall form an integral part of this Agreement and are listed below:

Exhibit	Document
1	Guaranty Trust
2	Property and Hotel Floor Plans
3	Numerical Example of Rent Payment
4	Lessor's Bank Account

TWENTY SIXTH. Applicable Law and Jurisdiction.

For all matters related to the interpretation and performance of this Agreement, as well as for the resolution of any dispute arising hereunder, the laws of Mexico City shall be applicable. The Parties also expressly and irrevocably agree to submit any dispute arising from the interpretation or breach of this Agreement to the competent courts of Mexico City. The Parties waive any jurisdiction that may correspond to them by virtue of their place of residence or address, current or future, or for any other reason.

Documents Attached

1       Guaranty Trust

2       Property and Hotel Floor Plans

3       Numerical Example of Rent Payment

4       Lessor's Bank Account

1       Guaranty Trust

2       Property and Hotel Floor Plans

3       Numerical Example of Rent Payment

A)        Base Rent. The total Base Rent pursuant to this Agreement shall be the amount of $50,000 (fifty thousand Dollars 00/100) (the “Base Rent”) per month. the Lessee agrees to pay the Base Rent to the Lessor within the first fifteen (15) days of each month during the Lease Term of this Agreement.

B)        Variable Rent. The Variable Rent shall be the equivalent of the amount resulting from applying the percentage of 95% (ninety-five percent) to the Gross Revenues of the Lessee generated in the relevant past Year Rent, in the currency corresponding to such Gross Revenues (the “Variable Rent”). The Variable Rent shall be payable within the first three months following the close of each fiscal year in question.

4       Lessor's Bank Account

INMOBILIARIA INSURGENTES 421 SA DE CV

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MXN

INMOBILIARIA INSURGENTES 421 SA DE CV

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USD